Exhibit 99.1

MAA

Earnings Release | Supplemental Data

Third Quarter 2019

www.maac.com

1859

TABLE OF CONTENTS
Overview	1
Financial Highlights	6
Consolidated Statements of Operations	8
Share and Unit Data	9
Consolidated Balance Sheets	10
Reconciliation of Non-GAAP Financial Measures	11
Non-GAAP Financial Measures	14
Other Key Definitions	15
Portfolio Statistics	S-1
Components of Net Operating Income/Components of Same Store Portfolio Property Operating Expenses	S-3
NOI Contribution Percentage by Market	S-4
Multifamily Same Store Portfolio Comparisons	S-5
Multifamily Development Pipeline/Multifamily Redevelopment Pipeline/Multifamily Lease-up Communities/2019 Acquisition Activity & Disposition Activity (Through September 30, 2019)	S-8
Investments in Unconsolidated Real Estate Entities	S-9
Debt and Debt Covenants as of September 30, 2019	S-10
2019 Guidance/Reconciliation of Net Income per Diluted Common Share Guidance to FFO and AFFO per Share Guidance	S-12
Credit Ratings/Common Stock/Investor Relations Data	S-13

OVERVIEW

MAA REPORTS THIRD QUARTER RESULTS

GERMANTOWN, TN, October 30, 2019 /PRNewswire/ -- Mid-America Apartment Communities, Inc., or MAA (NYSE: MAA), today announced operating results for the quarter ended September 30, 2019.

Net Income Available for Common Shareholders

For the quarter ended September 30, 2019, net income available for MAA common shareholders was $77.7 million, or $0.68 per diluted common share, compared to $51.9 million, or $0.46 per diluted common share, for the quarter ended September 30, 2018. Results for the quarter ended September 30, 2019 included $15.5 million, or $0.14 per diluted common share, of non-cash income related to the fair value adjustment of the embedded derivative in the MAA Series I preferred shares and $3.5 million, or $0.03 per diluted common share, of non-cash income, net of tax, related to an unrealized gain recognized by an unconsolidated affiliate.  Results for the quarter ended September 30, 2018 included negligible non-cash expense related to the embedded derivative in the preferred shares and the unconsolidated affiliate.

For the nine months ended September 30, 2019, net income available for MAA common shareholders was $201.5 million, or $1.77 per diluted common share, compared to $158.9 million, or $1.40 per diluted common share, for the nine months ended September 30, 2018. Results for the nine months ended September 30, 2019 included $19.6 million, or $0.17 per diluted common share, of non-cash income related to the embedded derivative in the preferred shares, $10.2 million, or $0.09 per diluted common share, of gains related to the sale of real estate assets and $3.2 million, or $0.03 per diluted common share, of non-cash income, net of tax, related to an unrealized gain recognized by an unconsolidated affiliate. Results for the nine months ended September 30, 2018 included $4.4 million, or $0.04 per diluted common share, of income related to the settlement of an executive life insurance policy claim and $3.8 million, or $0.03 per diluted common share, of gains related to the sale of real estate assets. Non-cash expense related to the embedded derivative in the preferred shares and the unconsolidated affiliate was negligible for the nine months ended September 30, 2018.

Funds from Operations (FFO)

For the quarter ended September 30, 2019, FFO was $202.9 million, or $1.72 per diluted common share and unit, or per Share, compared to $177.2 million, or $1.50 per Share, for the quarter ended September 30, 2018. Results for the quarter ended September 30, 2019 included $15.5 million, or $0.13 per Share, of non-cash income related to the embedded derivative in the preferred shares and $3.5 million, or $0.03 per Share, of non-cash income, net of tax, related to an unrealized gain recognized by an unconsolidated affiliate.   The impact to FFO for the three months ended September 30, 2019 relating to the non-cash income items totaled $0.16 per Share.  Results for the quarter ended September 30, 2018 included negligible non-cash expense related to the embedded derivative in the preferred shares and the unconsolidated affiliate.

For the nine months ended September 30, 2019, FFO was $575.0 million, or $4.87 per Share, compared to $529.7 million, or $4.49 per Share, for the nine months ended September 30, 2018.  Results for the nine months ended September 30, 2019 included $19.6 million, or $0.17 per Share, of non-cash income related to the embedded derivative in the preferred shares, $9.3 million, or $0.08 per Share, of gains related to the sale of non-depreciable real estate assets and $3.2 million, or $0.03 per Share, of non-cash income, net of tax, related to an unrealized gain recognized by an unconsolidated affiliate. Results for the nine months ended September 30, 2018 included $4.4 million, or $0.04 per Share, of income related to the settlement of an executive life insurance policy claim and $3.8 million, or $0.03 per Share, of gains related to the sale of real estate assets. Non-cash expense related to the embedded derivative in the preferred shares and the unconsolidated affiliate was negligible for the nine months ended September 30, 2018.

A reconciliation of FFO to net income available for MAA common shareholders, and an expanded discussion of the components of FFO, can be found later in this release.

Eric Bolton, Chairman and Chief Executive Officer, said, “Improving trends in rent growth and solid occupancy reflect continued favorable leasing conditions across our well-diversified Sunbelt portfolio.  Better than expected results in the third quarter support our ability to again increase performance expectations for the year.  We are encouraged with the leasing activity and results captured over the busy summer leasing season and the momentum being carried into next year.”

Highlights

•

Property revenues from the Same Store Portfolio increased 4.0% during the third quarter of 2019 as compared to the same period in the prior year, which was an 80 basis point improvement from the performance in the second quarter of 2019.  Results were driven by a 3.9% growth in Average Effective Rent per Unit for the Same Store Portfolio and continued strong Average Physical Occupancy for the Same Store Portfolio of 96.1%.

•	Property operating expenses for the Same Store Portfolio increased 3.2% during the third quarter of 2019 as compared to the same period in the prior year.

•	Net Operating Income, or NOI, from the Same Store Portfolio increased 4.5% during the third quarter of 2019 as compared to the same period in the prior year.
•

Strong demand for apartment housing continues to support low resident turnover as resident move outs for the Same Store Portfolio for the third quarter of 2019 remained low at 47.4% on a rolling twelve month basis.

•

As of the end of the third quarter of 2019, MAA had six development projects under construction, containing 1,686 units, with a total projected cost of $389.5 million and an estimated $282.8 million remaining to be funded.

•

As of the end of the third quarter of 2019, MAA had three properties in their initial lease-up, and physical occupancy for the lease-up portfolio averaged 82.8%.  One property is expected to stabilize in the fourth quarter of 2019, and the other two properties are expected to stabilize over the first half of 2020.

•	During the nine months ended September 30, 2019, MAA completed renovation of 6,596 units under its redevelopment program, achieving average rental rate increases of 9.8% above non-renovated units.

Same Store Portfolio Operating Results

To ensure comparable reporting with prior periods, the Same Store Portfolio includes properties that were stabilized and owned by MAA at the beginning of the previous year.

The Same Store Portfolio revenue growth of 4.0% during the third quarter of 2019 was primarily a result of a 3.9% increase in Average Effective Rent per Unit, as compared to the same period in the prior year.  Rent growth for the Same Store Portfolio for both new and renewing leases, as compared to the prior lease, on a combined basis increased an average of 4.9% during the third quarter of 2019, a 190 basis point improvement over the performance from the same period in the prior year.  Average Physical Occupancy for the Same Store Portfolio was strong at 96.1% for the third quarter of 2019, a slight increase from the 96.0% in the same period in the prior year.  Property operating expenses increased 3.2% for the third quarter of 2019 as compared to the same period in the prior year, primarily driven by a 4.3% increase in real estate property taxes and a 6.6% increase in building repair and maintenance expense. This resulted in Same Store NOI growth of 4.5% for the third quarter of 2019 as compared to the same period in the prior year.

The Same Store Portfolio revenue growth of 3.2% during the nine months ended September 30, 2019 was primarily a result of a 3.4% increase in Average Effective Rent per Unit, as compared to the same period in the prior year.  Rent growth for the Same Store Portfolio for both new and renewing leases, as compared to the prior lease, on a combined basis increased an average of 4.7% during the nine months ended September 30, 2019, a 200 basis point improvement over the performance from the same period in the prior year.  Average Physical Occupancy for the Same Store Portfolio was strong at 96.0% for the nine months ended September 30, 2019, a slight decrease from 96.1% in the same period in the prior year.  Property operating expenses increased 3.0% for the nine months ended September 30, 2019 as compared to the same period in the prior year, primarily driven by a 5.0% increase in real estate property taxes. This resulted in Same Store NOI growth of 3.4% for the nine months ended September 30, 2019 as compared to the same period in the prior year.

A reconciliation of NOI, including Same Store NOI, to net income available for MAA common shareholders, and an expanded discussion of the components of NOI, can be found later in this release.

Development and Lease-up Activity

As of the end of the third quarter of 2019, MAA had six development communities under construction.  Total development costs for the six communities are projected to be $389.5 million, of which an estimated $282.8 million remained to be funded as of the end of the third quarter of 2019.  The expected average stabilized NOI yield on these communities is 6.2%. During the third quarter of 2019, MAA funded $30.9 million of construction costs on current and completed development projects.  MAA expects to complete one of these developments in the fourth quarter of 2019, one development in the first half of 2020, one in the second half of 2020, one in the first half of 2021 and two in the second half of 2021.

As of the end of the third quarter of 2019, MAA had three apartment communities, containing a total of 657 units, remaining in initial lease-up: Post Centennial Park, located in Atlanta, Georgia; 1201 Midtown II, located in Charleston, South Carolina and Sync 36 II, located in Denver, Colorado.  Physical occupancy for these lease-up projects averaged 82.8% at the end of the third quarter of 2019.

Acquisition and Disposition Activity

In August 2019, MAA acquired 14,941 square feet of multi-tenant retail space located at MAA’s 220 Riverside apartment community in Jacksonville, Florida.

In October 2019, a consolidated real estate entity owned by MAA and a private real estate company acquired a 25 acre land parcel located in Orlando, Florida.   Predevelopment work is underway with a development start date expected during the fourth quarter of 2019.

In October 2019, MAA closed on the disposition of a 45 acre land parcel located in the Gulf Shores, Alabama market for net proceeds of $5.5 million, resulting in an expected gain on sale of non-depreciable real estate assets of approximately $3 million that will be recorded in the fourth quarter of 2019.

In October 2019, MAA closed on the disposition of Ridge at Chenal Valley, a 312 unit apartment community located in the Little Rock, Arkansas market resulting in an expected net gain on sale of approximately $20 million that will be recorded in the fourth quarter of 2019.

Redevelopment Activity

MAA continues its redevelopment program at select apartment communities throughout the portfolio.  During the third quarter of 2019, MAA redeveloped the interiors of 2,732 units at an average cost of $5,631 per unit, bringing the total units renovated during the nine months ended September 30, 2019 to 6,596 at an average cost of $5,748 per unit.  MAA expects a total of 7,500 to 8,500 units to be redeveloped in 2019, achieving average rental rate increases of approximately 9% to 10% above non-renovated units.

Capital Expenditures

Recurring capital expenditures totaled $21.5 million for the third quarter of 2019, or approximately $0.19 per Share, as compared to $21.7 million, or $0.18 per Share, for the same period in the prior year.  These expenditures led to Adjusted Funds from Operations, or AFFO, of $1.53 per Share for the third quarter of 2019, compared to $1.32 per Share for the same period in the prior year.

Redevelopment, revenue enhancing, commercial and other capital expenditures during the third quarter of 2019 were $33.9 million, as compared to $31.6 million for the same period in the prior year. These expenditures led to Funds Available for Distribution, or FAD, of $147.4 million for the third quarter of 2019, compared to $124.0 million for the same period in the prior year.

Recurring capital expenditures totaled $58.5 million for the nine months ended September 30, 2019, or approximately $0.50 per Share, as compared to $56.1 million, or $0.47 per Share, for the same period in the prior year.  These expenditures led to AFFO of $4.37 per Share for the nine months ended September 30, 2019, compared to $4.02 per Share for the same period in the prior year.

Redevelopment, revenue enhancing, commercial and other capital expenditures during the nine months ended September 30, 2019 were $89.6 million, as compared to $93.9 million for the same period in the prior year. These expenditures led to FAD of $426.9 million for the nine months ended September 30, 2019, compared to $379.8 million for the same period in the prior year.

A reconciliation of FFO, AFFO and FAD to net income available for MAA common shareholders, and an expanded discussion of the components of FFO, AFFO and FAD, can be found later in this release.

Financing Activities

In August 2019, MAA's operating partnership, Mid-America Apartments, L.P. (referred to as MAALP or the Operating Partnership), issued $250.0 million of 3.950% senior unsecured notes due in 2029 with a reoffer yield of 2.985%.  These senior unsecured notes were issued as additional notes under the same indenture and supplemental indenture pursuant to which MAALP issued $300.0 million of 3.950% senior unsecured notes due in 2029 in the first quarter of 2019. The additional senior unsecured notes issued during the third quarter of 2019 will be treated as a single series of securities and will have the same CUSIP number as the notes issued in the first quarter of 2019.

In August 2019, the Company retired a $150.0 million unsecured term loan and a $13.2 million secured property mortgage before maturity.

As of September 30, 2019, MAA had approximately $823.0 million of combined cash and available capacity under MAALP's unsecured revolving credit facility, net of commercial paper borrowings.

Dividends and distributions paid on shares of common stock and noncontrolling interests during the third quarter of 2019 were $113.4 million, as compared to $108.6 million for the same period in the prior year.

Balance Sheet

As of September 30, 2019:

•	Total debt to adjusted total assets (as defined in the covenants for the bonds issued by MAALP) was 31.6%;
•	Total debt outstanding was $4.5 billion with an average effective interest rate of approximately 3.8%;
•	92.2% of total debt was fixed or hedged against rising interest rates for an average of approximately 7.6 years; and
•	Unencumbered NOI was 90.6% of total NOI, as compared to 92.6% as of December 31, 2018.

103rd Consecutive Quarterly Common Dividend Declared

MAA declared its 103rd consecutive quarterly common dividend, which will be paid on October 31, 2019 to holders of record on October 15, 2019.  The current annual dividend rate is $3.84 per common share.

2019 Net Income per Diluted Common Share and FFO and AFFO per Share Guidance

MAA is updating and increasing prior 2019 guidance for Net income per diluted common share, as well as FFO per Share and AFFO per Share.  FFO and AFFO are non-GAAP measures.  Acquisition and disposition activity materially affects depreciation and capital gains or losses, which combined, generally represent the majority of the difference between Net income available for common shareholders and FFO.  As outlined in the definitions of non-GAAP measures accompanying this release, MAA's definition of FFO is in accordance with the National Association of Real Estate Investment Trusts', or NAREIT's, definition. MAA believes that FFO is helpful in understanding operating performance in that FFO excludes depreciation expense of real estate assets and certain other non-routine items.

Net income per diluted common share is expected to be in the range of $2.97 to $3.05 per diluted common share, or $3.01 per diluted common share at the midpoint, for the full year of 2019.  FFO per Share for the year is expected to be in the range of $6.46 to $6.54 per Share, or $6.50 per Share at the midpoint.  AFFO per Share for the year is expected to be in the range of $5.82 to $5.90 per Share, or $5.86 per Share at the midpoint.  MAA expects FFO for the fourth quarter of 2019 to be in the range of $1.59 to $1.67 per Share, or $1.63 per Share at the midpoint, excluding any impact of the fair value adjustment of the embedded derivative in the preferred shares or any gain or loss recognized by unconsolidated affiliates, which MAA does not forecast.  MAA does not forecast Net income per diluted share on a quarterly basis as it is not reasonable to accurately predict the timing of forecasted acquisition and disposition activity within a particular quarter (rather than during the course of the full year).

Supplemental Material and Conference Call

Supplemental data to this release can be found under the "Filings and Financials" navigation tab on the "For Investors" page of our website at www.maac.com. MAA will host a conference call to further discuss third quarter results Thursday, October 31, 2019, at 9:00 AM Central Time.  The conference call-in number is 877-830-2596.  You may also join the live webcast of the conference call by accessing the "For Investors" page of our website at www.maac.com.  MAA's filings with the Securities and Exchange Commission, or SEC, are filed under the registrant names of Mid-America Apartment Communities, Inc. and Mid-America Apartments, L.P.

About MAA

MAA, an S&P 500 company, is a real estate investment trust, or REIT, focused on delivering full-cycle and superior investment performance for shareholders through the ownership, management, acquisition, development and redevelopment of quality apartment communities in the Southeast, Southwest, and Mid-Atlantic regions of the United States.  As of September 30, 2019, MAA had ownership interest in 102,629 apartment units, including communities currently in development, across 17 states and the District of Columbia. For further details, please visit the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com, or via mail at MAA, 6815 Poplar Ave., Suite 500, Germantown, TN 38138, Attn: Investor Relations.

Forward-Looking Statements

Sections of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to our expectations for future periods. Forward-looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future. Such forward-looking statements include, without limitation, statements concerning forecasted operating performance and results, property acquisitions and dispositions, joint venture activity, development and renovation activity as well as other capital expenditures, capital raising activities, rent and expense growth, occupancy, financing activities, and interest rate and other economic expectations. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, as described below, which may cause our actual results, performance or achievements to be materially different from the results of operations, financial conditions or plans expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this release may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements:

•	inability to generate sufficient cash flows due to market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;
•	exposure, as a multifamily focused REIT, to risks inherent in investments in a single industry and sector;
•

adverse changes in real estate markets, including, but not limited to, the extent of future demand for multifamily units in our significant markets, barriers of entry into new markets which we may seek to enter in the future, limitations on our ability to increase rental rates, competition, our ability to identify and consummate attractive acquisitions or development projects on favorable terms, our ability to consummate any planned dispositions in a timely manner on acceptable terms, and our ability to reinvest sale proceeds in a manner that generates favorable returns;

•	failure of new acquisitions to achieve anticipated results or be efficiently integrated;
•	failure of development communities to be completed within budget and on a timely basis, if at all, to lease-up as anticipated or to achieve anticipated results;
•	unexpected capital needs;
•	changes in operating costs, including real estate taxes, utilities and insurance costs;
•	inability to obtain appropriate insurance coverage at reasonable rates, or at all, or losses from catastrophes in excess of our insurance coverage;
•	ability to obtain financing at favorable rates, if at all, and refinance existing debt as it matures;
•	level and volatility of interest or capitalization rates or capital market conditions;
•	loss of hedge accounting treatment for interest rate swaps;
•	the continuation of the good credit of our interest rate swap providers;
•	price volatility, dislocations and liquidity disruptions in the financial markets and the resulting impact on financing;
•	the effect of any rating agency actions on the cost and availability of new debt financing;
•	the effect of the phase-out of the London Interbank Offered Rate, or LIBOR, as a variable rate debt benchmark by the end of 2021 and the transition to a different benchmark interest rate;
•	significant decline in market value of real estate serving as collateral for mortgage obligations;
•	significant change in the mortgage financing market that would cause single-family housing, either as an owned or rental product, to become a more significant competitive product;
•

our ability to continue to satisfy complex rules in order to maintain our status as a REIT for federal income tax purposes, the ability of MAALP to satisfy the rules to maintain its status as a partnership for federal income tax purposes, the ability of our taxable REIT subsidiaries to maintain their status as such for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;

•	inability to attract and retain qualified personnel;
•	cyber liability or potential liability for breaches of our privacy or information security systems, or business operations disruptions;
•	potential liability for environmental contamination;
•	adverse legislative or regulatory tax changes;
•	legal proceedings relating to various issues, which, among other things, could result in a class action lawsuit;
•	compliance costs associated with laws requiring access for disabled persons or similar regulatory requirements; and
•	other risks identified in this press release and, from time to time, in reports we file with the SEC or in other documents that we publicly disseminate.

New factors may also emerge from time to time that could have a material adverse effect on our business.  Except as required by law, we undertake no obligation to publicly update or revise forward-looking statements contained in this release to reflect events, circumstances or changes in expectations after the date of this release.

FINANCIAL HIGHLIGHTS

Dollars in thousands, except per share data	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Rental and other property revenues	$415,632	$397,108	$1,224,200	$1,173,198

Net income available for MAA common shareholders	$77,723	$51,869	$201,456	$158,851

Total NOI (1)	$256,093	$242,368	$761,142	$725,324

Earnings per common share: (2)
Basic	$0.68	$0.46	$1.77	$1.40
Diluted	$0.68	$0.46	$1.77	$1.40

Funds from operations per Share - diluted: (2)
FFO (1)(3)	$1.72	$1.50	$4.87	$4.49
AFFO (1)(3)	$1.53	$1.32	$4.37	$4.02

Dividends declared per common share	$0.9600	$0.9225	$2.8800	$2.7675

Dividends/ FFO (diluted) payout ratio	55.8%	61.5%	59.1%	61.6%
Dividends/ AFFO (diluted) payout ratio	62.7%	69.9%	65.9%	68.8%

Consolidated interest expense	$44,513	$44,650	$136,149	$129,140
Mark-to-market debt adjustment	51	2,815	222	8,667
Debt discount and debt issuance cost amortization	(1,288)	(1,467)	(4,928)	(4,351)
Capitalized interest	754	357	1,847	1,640
Total interest incurred	$44,030	$46,355	$133,290	$135,096

Amortization of principal on notes payable	$1,796	$2,617	$5,468	$7,907

(1) A reconciliation of the following items and an expanded discussion of their respective components can be found later in this release: (i) NOI to Net income available for MAA common shareholders; and (ii) FFO and AFFO to Net income available for MAA common shareholders.

(2) See the "Share and Unit Data" section for additional information.

(3) Results for the three and nine months ended September 30, 2019 included a total of $0.16 per Share and $0.20 per Share, respectively, of non-cash income related to the fair value adjustment of the embedded derivative in the MAA Series I preferred shares and an unrealized gain, net of tax, recognized by an unconsolidated affiliate.  Results for the three and nine months ended September 30, 2018 included negligible non-cash expense related to both the embedded derivative in the preferred shares and the unconsolidated affiliate.

FINANCIAL HIGHLIGHTS (CONTINUED)

Dollars in thousands, except share price
	September 30, 2019	December 31, 2018
Gross Assets (1)	$14,162,984	$13,873,068
Gross Real Estate Assets (1)	$13,967,776	$13,735,247
Total debt	$4,476,114	$4,528,328
Common shares and units outstanding	118,140,136	117,955,568
Share price	$130.01	$95.70
Book equity value	$6,250,266	$6,381,603
Market equity value	$15,359,399	$11,288,348
Net Debt/Recurring Adjusted EBITDAre (2) (3)	4.73x	4.99x

(1) A reconciliation of Gross Assets to Total assets and Gross Real Estate Assets to Real estate assets, net, along with an expanded discussion of their components, can be found later in this release.

(2) Recurring Adjusted EBITDAre in this calculation represents the trailing twelve month period for each date presented. A reconciliation of the following items and an expanded discussion of their respective components can be found later in this release: (i) EBITDA, EBITDAre, Adjusted EBITDAre and Recurring Adjusted EBITDAre to Net income; and (ii) Net Debt to Unsecured notes payable and Secured notes payable.

(3) Recurring Adjusted EBITDAre for the trailing twelve months ended September 30, 2019 included the impact of the non-cash income related to the fair value adjustment of the embedded derivative in the MAA Series I preferred shares and an unrealized gain, net of tax, recognized by an unconsolidated affiliate.  The inclusion of the non-cash income items lowered Net Debt/Recurring Adjusted EBITDAre by 11 basis points for the trailing twelve months ended September 30, 2019.  The non-cash expense related to the embedded derivative in the preferred shares and the unconsolidated affiliate for the trailing twelve months ended December 31, 2018 had a negligible impact to Net Debt/Recurring Adjusted EBITDAre.

CONSOLIDATED STATEMENTS OF OPERATIONS

Dollars in thousands, except per share data	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Revenues:
Rental and other property revenues	$415,632	$397,108	$1,224,200	$1,173,198
Expenses:
Operating expense, excluding real estate taxes and insurance	100,319	97,703	286,284	279,831
Real estate taxes and insurance	59,220	57,037	176,774	168,043
Depreciation and amortization	124,684	124,549	371,417	368,218
Total property operating expenses	284,223	279,289	834,475	816,092
Property management expenses	13,899	11,303	41,195	35,579
General and administrative expenses	11,485	6,380	35,236	25,723
Merger and integration related expenses	—	1,878	—	8,503
Interest expense	44,513	44,650	136,149	129,140
(Gain) loss on sale of depreciable real estate assets	(1,000)	23	(987)	21
Gain on sale of non-depreciable real estate assets	—	(959)	(9,260)	(3,870)
Other non-operating income	(20,060)	(374)	(25,770)	(6,065)
Income before income tax expense	82,572	54,918	213,162	168,075
Income tax expense	(1,491)	(616)	(2,814)	(1,826)
Income from continuing operations before real estate joint venture activity	81,081	54,302	210,348	166,249
Income from real estate joint venture	378	402	1,210	1,256
Net income	81,459	54,704	211,558	167,505
Net income attributable to noncontrolling interests	2,814	1,913	7,336	5,888
Net income available for shareholders	78,645	52,791	204,222	161,617
Dividends to MAA Series I preferred shareholders	922	922	2,766	2,766
Net income available for MAA common shareholders	$77,723	$51,869	$201,456	$158,851

Earnings per common share - basic:
Net income available for common shareholders	$0.68	$0.46	$1.77	$1.40

Earnings per common share - diluted:
Net income available for common shareholders	$0.68	$0.46	$1.77	$1.40

SHARE AND UNIT DATA

Shares and units in thousands	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Net Income Shares (1)
Weighted average common shares - basic	113,877	113,671	113,814	113,620
Effect of dilutive securities	260	239	238	201
Weighted average common shares - diluted	114,137	113,910	114,052	113,821
Funds From Operations Shares And Units
Weighted average common shares and units - basic	117,958	117,795	117,910	117,768
Weighted average common shares and units - diluted	118,151	117,970	118,104	117,939
Period End Shares And Units
Common shares at September 30,	114,066	113,838	114,066	113,838
Operating Partnership units at September 30,	4,074	4,114	4,074	4,114
Total common shares and units at September 30,	118,140	117,952	118,140	117,952

(1) For additional information on the calculation of diluted common shares and earnings per common share, please refer to the Notes to Condensed Consolidated Financial Statements in MAA's Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2019, expected to be filed with the SEC on or about October 31, 2019.

CONSOLIDATED BALANCE SHEETS

Dollars in thousands
	September 30, 2019	December 31, 2018
Assets
Real estate assets:
Land	$1,898,509	$1,868,828
Buildings and improvements and other	11,825,934	11,670,216
Development and capital improvements in progress	101,469	59,506
	13,825,912	13,598,550
Less: Accumulated depreciation	(2,906,677)	(2,549,287)
	10,919,235	11,049,263
Undeveloped land	41,149	58,257
Investment in real estate joint venture	43,816	44,181
Real estate assets, net	11,004,200	11,151,701
Cash and cash equivalents	25,826	34,259
Restricted cash	16,856	17,414
Other assets	178,352	120,407
Assets held for sale	22,520	—
Total assets	$11,247,754	$11,323,781

Liabilities and equity
Liabilities:
Unsecured notes payable	$3,830,708	$4,053,302
Secured notes payable	645,406	475,026
Accrued expenses and other liabilities	521,374	413,850
Total liabilities	4,997,488	4,942,178
Redeemable common stock	13,656	9,414
Shareholders' equity:
Preferred stock	9	9
Common stock	1,138	1,136
Additional paid-in capital	7,149,889	7,138,170
Accumulated distributions in excess of net income	(1,119,714)	(989,263)
Accumulated other comprehensive loss	(14,870)	(212)
Total MAA shareholders' equity	6,016,452	6,149,840
Noncontrolling interests - Operating Partnership units	213,547	220,043
Total Company's shareholders' equity	6,229,999	6,369,883
Noncontrolling interest - consolidated real estate entities	6,611	2,306
Total equity	6,236,610	6,372,189
Total liabilities and equity	$11,247,754	$11,323,781

RECONCILIATION OF FFO, AFFO AND FAD TO NET INCOME AVAILABLE FOR MAA COMMON SHAREHOLDERS

Amounts in thousands, except per share and unit data	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Net income available for MAA common shareholders	$77,723	$51,869	$201,456	$158,851
Depreciation and amortization of real estate assets	123,171	123,230	366,704	364,541
(Gain) loss on sale of depreciable real estate assets	(1,000)	23	(987)	21
Depreciation and amortization of real estate assets of real estate joint venture	154	154	465	443
Net income attributable to noncontrolling interests	2,814	1,913	7,336	5,888
Funds from operations attributable to the Company (1)	202,862	177,189	574,974	529,744
Recurring capital expenditures	(21,543)	(21,671)	(58,461)	(56,073)
Adjusted funds from operations (1)	181,319	155,518	516,513	473,671
Redevelopment capital expenditures	(17,789)	(16,718)	(45,060)	(41,147)
Revenue enhancing capital expenditures	(8,215)	(7,997)	(26,067)	(22,005)
Commercial capital expenditures	(2,563)	(2,236)	(5,019)	(6,575)
Other capital expenditures	(5,330)	(4,617)	(13,494)	(24,129)
Funds available for distribution (1)	$147,422	$123,950	$426,873	$379,815

Dividends and distributions paid	$113,408	$108,592	$340,052	$326,120

Weighted average common shares - diluted	114,137	113,910	114,052	113,821
FFO weighted average common shares and units - diluted	118,151	117,970	118,104	117,939

Earnings per common share - diluted:
Net income available for common shareholders	$0.68	$0.46	$1.77	$1.40

Funds from operations per Share - diluted (2)	$1.72	$1.50	$4.87	$4.49
Adjusted funds from operations per Share - diluted (2)	$1.53	$1.32	$4.37	$4.02

(1)

Results for the three and nine months ended September 30, 2019 included a total of $19.0 million and $22.8 million, respectively, of non-cash income related to the fair value adjustment of the embedded derivative in the MAA Series I preferred shares and an unrealized gain, net of tax, recognized by an unconsolidated affiliate.  Results for the three and nine months ended September 30, 2018 included negligible non-cash expense related to both the embedded derivative in the preferred shares and the unconsolidated affiliate.

(2)

Results for the three and nine months ended September 30, 2019 included a total of $0.16 per Share and $0.20 per Share, respectively, of non-cash income related to the fair value adjustment of the embedded derivative in the MAA Series I preferred shares and an unrealized gain, net of tax, recognized by an unconsolidated affiliate.  Results for the three and nine months ended September 30, 2018 included negligible non-cash expense related to both the embedded derivative in the preferred shares and the unconsolidated affiliate.

RECONCILIATION OF NET OPERATING INCOME TO NET INCOME AVAILABLE FOR MAA COMMON SHAREHOLDERS

Dollars in thousands	Three Months Ended			Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Net Operating Income
Same Store NOI	$238,137	$235,070	$227,861	$708,336	$685,274
Non-Same Store NOI	17,956	18,178	14,507	52,806	40,050
Total NOI	256,093	253,248	242,368	761,142	725,324
Depreciation and amortization	(124,684)	(123,944)	(124,549)	(371,417)	(368,218)
Property management expenses	(13,899)	(13,454)	(11,303)	(41,195)	(35,579)
General and administrative expenses	(11,485)	(10,598)	(6,380)	(35,236)	(25,723)
Merger and integration expenses	—	—	(1,878)	—	(8,503)
Interest expense	(44,513)	(45,936)	(44,650)	(136,149)	(129,140)
Gain (loss) on sale of depreciable real estate assets	1,000	—	(23)	987	(21)
Gain on sale of non-depreciable real estate assets	—	297	959	9,260	3,870
Other non-operating income	20,060	4,775	374	25,770	6,065
Income tax expense	(1,491)	(682)	(616)	(2,814)	(1,826)
Income from real estate joint venture	378	435	402	1,210	1,256
Net income attributable to noncontrolling interests	(2,814)	(2,224)	(1,913)	(7,336)	(5,888)
Dividends to MAA Series I preferred shareholders	(922)	(922)	(922)	(2,766)	(2,766)
Net income available for MAA common shareholders	$77,723	$60,995	$51,869	$201,456	$158,851

RECONCILIATION OF EBITDA, EBITDAre, ADJUSTED EBITDAre AND RECURRING ADJUSTED EBITDAre TO NET INCOME

Dollars in thousands	Three Months Ended		Twelve Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	December 31, 2018
Net income	$81,459	$54,704	$275,075	$231,022
Depreciation and amortization	124,684	124,549	492,958	489,759
Interest expense	44,513	44,650	180,603	173,594
Income tax expense	1,491	616	3,599	2,611
EBITDA	252,147	224,519	952,235	896,986
(Gain) loss on sale of depreciable real estate assets	(1,000)	23	(969)	39
Adjustments to reflect the Company's share of EBITDAre of unconsolidated affiliates	338	313	1,336	1,242
EBITDAre	251,485	224,855	952,602	898,267
Loss (gain) on debt extinguishment (1)	5	—	(1,900)	(2,179)
Net casualty gain and other settlement proceeds (1)	(46)	(841)	(979)	(724)
Gain on sale of non-depreciable assets	—	(959)	(9,922)	(4,532)
Adjusted EBITDAre	251,444	223,055	939,801	890,832
Merger and integration expenses	—	1,878	609	9,112
Recurring Adjusted EBITDAre (2)	$251,444	$224,933	$940,410	$899,944

(1)	Included in Other non-operating income in the Consolidated Statements of Operations.
(2)

Recurring Adjusted EBITDAre for the trailing twelve months ended September 30, 2019 included the impact of the non-cash income related to the fair value adjustment of the embedded derivative in the MAA Series I preferred shares and an unrealized gain, net of tax, recognized by an unconsolidated affiliate.  The inclusion of the non-cash income items lowered Net Debt/Recurring Adjusted EBITDAre by 11 basis points for the trailing twelve months ended September 30, 2019.  The non-cash expense related to the embedded derivative in the preferred shares and the unconsolidated affiliate for the trailing twelve months ended December 31, 2018 had a negligible impact to Net Debt/Recurring Adjusted EBITDAre.

RECONCILIATION OF NET DEBT TO UNSECURED NOTES PAYABLE AND SECURED NOTES PAYABLE

Dollars in thousands
	September 30, 2019	December 31, 2018
Unsecured notes payable	$3,830,708	$4,053,302
Secured notes payable	645,406	475,026
Total debt	4,476,114	4,528,328
Cash and cash equivalents	(25,826)	(34,259)
Net Debt	$4,450,288	$4,494,069

RECONCILIATION OF GROSS ASSETS TO TOTAL ASSETS

Dollars in thousands
	September 30, 2019	December 31, 2018
Total assets	$11,247,754	$11,323,781
Accumulated depreciation	2,906,677	2,549,287
Accumulated depreciation for Assets held for sale (1)	8,553	—
Gross Assets	$14,162,984	$13,873,068

(1)	Included in Assets held for sale on the Consolidated Balance Sheets

RECONCILIATION OF GROSS REAL ESTATE ASSETS TO REAL ESTATE ASSETS, NET

Dollars in thousands
	September 30, 2019	December 31, 2018
Real estate assets, net	$11,004,200	$11,151,701
Accumulated depreciation	2,906,677	2,549,287
Assets held for sale, net	22,520	—
Accumulated depreciation for Assets held for sale (1)	8,553	—
Cash and cash equivalents	25,826	34,259
Gross Real Estate Assets	$13,967,776	$13,735,247

(1)	Included in Assets held for sale on the Consolidated Balance Sheets

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDAre

For purposes of calculations in this release, Adjusted Earnings Before Interest, Income Taxes, Depreciation and Amortization for real estate, or Adjusted EBITDAre, is composed of EBITDAre adjusted for net gain or loss on non-depreciable asset sales, insurance and other settlement proceeds and gain or loss on debt extinguishment.  As an owner and operator of real estate, MAA considers Adjusted EBITDAre to be an important measure of performance from core operations because Adjusted EBITDAre does not include various income and expense items that are not indicative of operating performance.  MAA's computation of Adjusted EBITDAre may differ from the methodology utilized by other companies to calculate Adjusted EBITDAre.  Adjusted EBITDAre should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of financial performance.

Adjusted Funds From Operations (AFFO)

AFFO is composed of FFO less recurring capital expenditures. In order to better align the classification of capital expenditures with business goals, certain capital expenditures related to commercial properties have been reclassified out of recurring capital expenditures and revenue enhancing capital expenditures for comparative purposes. AFFO should not be considered as an alternative to Net income available for MAA common shareholders.  As an owner and operator of real estate, MAA considers AFFO to be an important measure of performance from operations because AFFO measures the ability to control revenues, expenses and recurring capital expenditures.

EBITDA

For purposes of calculations in this release, Earnings Before Interest, Income Taxes, Depreciation and Amortization, or EBITDA, is composed of net income plus depreciation and amortization, interest expense, and income taxes.  As an owner and operator of real estate, MAA considers EBITDA to be an important measure of performance from core operations because EBITDA does not include various expense items that are not indicative of operating performance. EBITDA should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of financial performance.

EBITDAre

For purposes of calculations in this release, Earnings Before Interest, Income Taxes, Depreciation and Amortization for real estate, or EBITDAre, is composed of EBITDA, as defined above, excluding the gain or loss on sale of depreciable asset sales and plus adjustments to reflect MAA's share of EBITDAre of unconsolidated affiliates.  As an owner and operator of real estate, MAA considers EBITDAre to be an important measure of performance from core operations because EBITDAre does not include various expense items that are not indicative of operating performance. While MAA's definition of EBITDAre is in accordance with NAREIT's definition, it may differ from the methodology utilized by other companies to calculate EBITDAre. EBITDAre should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of financial performance.

Funds Available for Distribution (FAD)

FAD is composed of FFO less total capital expenditures, excluding development spending and property acquisitions. FAD should not be considered as an alternative to Net income available for MAA common shareholders.  As an owner and operator of real estate, MAA considers FAD to be an important measure of performance from core operations because FAD measures the ability to control revenues, expenses and total capital expenditures.

Funds From Operations (FFO)

FFO represents net income available for MAA common shareholders (calculated in accordance with GAAP) excluding gains or losses on disposition of operating properties and asset impairment, plus depreciation and amortization of real estate assets, net income attributable to noncontrolling interests, and adjustments for joint ventures.  Because noncontrolling interest is added back, FFO, when used in this document, represents FFO attributable to the Company.  While MAA's definition of FFO is in accordance with NAREIT's definition, it may differ from the methodology for calculating FFO utilized by other companies and, accordingly, may not be comparable to such other companies.  FFO should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance.  MAA believes that FFO is helpful in understanding operating performance in that FFO excludes depreciation and amortization of real estate assets.  MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

NON-GAAP FINANCIAL MEASURES (CONTINUED)

Gross Assets

Gross Assets represents Total assets plus Accumulated depreciation and accumulated depreciation for Assets held for sale, which is included in Assets held for sale.  MAA believes that Gross Assets can be used as a helpful tool in evaluating its balance sheet positions.  MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Gross Real Estate Assets

Gross Real Estate Assets represents Real estate assets, net plus Accumulated depreciation, Assets held for sale, net, accumulated depreciation for Assets held for sale and Cash and cash equivalents.  MAA believes that Gross Real Estate Assets can be used as a helpful tool in evaluating its balance sheet positions.  MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Net Debt

Net Debt represents Unsecured notes payable and Secured notes payable less Cash and cash equivalents.  MAA believes Net Debt is a helpful tool in evaluating its debt position.

Net Operating Income (NOI)

Net Operating Income represents Rental and other property revenues less Total property operating expenses, excluding depreciation, for all properties held during the period, regardless of their status as held for sale. NOI should not be considered as an alternative to Net income available for MAA common shareholders.  MAA believes NOI by market is a helpful tool in evaluating the operating performance within MAA's markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Recurring Adjusted EBITDAre

Recurring Adjusted EBITDAre represents Adjusted EBITDAre further adjusted to exclude certain items that are not considered part of MAA's core business operations such as acquisition and merger and integration expenses.  MAA believes Recurring Adjusted EBITDAre is an important performance measure as it adjusts for certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance.  MAA's definition of Recurring Adjusted EBITDAre may differ from the methodology utilized by other companies to calculate Recurring Adjusted EBITDAre. Recurring Adjusted EBITDAre should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance.

Same Store NOI

Same Store NOI represents Rental and other property revenues less Total property operating expenses, excluding depreciation, for all properties classified within the Same Store Portfolio during the period. Same Store NOI should not be considered as an alternative to Net income available for MAA common shareholders.  MAA believes Same Store NOI is a helpful tool in evaluating the operating performance within MAA's markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

OTHER KEY DEFINITIONS

Average Effective Rent per Unit

Average Effective Rent per Unit represents the average of gross rent amounts after the effect of leasing concessions for occupied units plus prevalent market rates asked for unoccupied units, divided by the total number of units. Leasing concessions represent discounts to the current market rate. MAA believes average effective rent is a helpful measurement in evaluating average pricing. It does not represent actual rental revenue collected per unit.

Average Physical Occupancy

Average Physical Occupancy represents the average of the daily physical occupancy for the respective period.

Development Communities

Communities remain identified as development until certificates of occupancy are obtained for all units under development. Once all units are delivered and available for occupancy, the community moves into the Lease-up Communities portfolio.

Lease-up Communities

New acquisitions acquired during lease-up and newly developed communities remain in the Lease-up Communities portfolio until stabilized.  Communities are considered stabilized after achieving at least 90% occupancy for 90 days.

OTHER KEY DEFINITIONS (CONTINUED)

Non-Same Store Portfolio

Non-Same Store Portfolio includes recent acquisitions, communities that have been identified for disposition, communities that have undergone a significant casualty loss, and stabilized communities that do not meet the requirements defined by the Same Store Portfolio.

Same Store Portfolio

MAA reviews its Same Store Portfolio at the beginning of each calendar year, or as significant transactions warrant. Communities are generally added into the Same Store Portfolio if they were owned and stabilized at the beginning of the previous year.  Communities are considered stabilized after achieving at least 90% occupancy for 90 days. Communities that have been approved by MAA's Board of Directors for disposition are excluded from the Same Store Portfolio.  Communities that have undergone a significant casualty loss are also excluded from the Same Store Portfolio.

Unencumbered NOI

Unencumbered NOI represents NOI generated by unencumbered assets (as defined in MAALP's bond covenants).

CONTACT:  Investor Relations of MAA, 866-576-9689 (toll free), investor.relations@maac.com